Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-236331 and 333-240262) of Castor Maritime, Inc. of our report dated May 14, 2025, relating to the consolidated financial statements of MPC Münchmeyer Petersen Capital AG, which appears in this Annual Report on Form 20-F.

/s/ BDO AG Wirtschaftsprüfungsgesellschaft

Frankfurt, Germany
May 14, 2025